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                                                                       EXHIBIT 1

FOR IMMEDIATE RELEASE


         MYKROLIS CORPORATION ANNOUNCES RECORD AND DISTRIBUTION DATES FOR DISTRIBUTION OF COMMON STOCK OWNED BY MILLIPORE CORPORATION

Bedford, Massachusetts -- January 28, 2002 - Mykrolis Corporation (NYSE: MYK), a leading supplier to the semiconductor industry, today announced that Millipore Corporation's (NYSE: MIL) Board of Directors has declared a stock dividend of all of the shares of common stock of Mykrolis owned by Millipore. The dividend will be distributed on February 27, 2002, to Millipore stockholders of record as of 5:00 p.m. Eastern time on February 13, 2002.

Millipore currently owns 32,500,000 shares of Mykrolis common stock, which represents approximately 82.3 percent of the total outstanding common stock of Mykrolis. This distribution is the final phase in the separation and spin-off of Mykrolis from Millipore. Mykrolis conducted an IPO on August 9, 2001 during which 17.7 percent of the outstanding common stock was sold.

THE DIVIDEND DISTRIBUTION

The Mykrolis common stock owned by Millipore will be distributed to Millipore stockholders in the amount of approximately 0.6776 of a share of Mykrolis common stock for each share of Millipore common stock (approximately 68 shares of Mykrolis common stock for each 100 shares of Millipore common stock). The final ratio will be the number of shares of Mykrolis common stock owned by Millipore to the actual number of shares of Millipore common stock outstanding on February 13, 2002, the record date.

As previously announced by Millipore, the Internal Revenue Service ruled that the distribution to Millipore stockholders of the Mykrolis common stock would be tax free to Millipore stockholders for U.S. federal income tax purposes. The distribution remains subject to the conditions set forth in the Master Separation and Distribution Agreement previously entered into between Millipore and Mykrolis.
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FURTHER INFORMATION ON THE DISTRIBUTION

After the record date of February 13, 2002, Millipore will mail an information statement to its stockholders of record as of 5:00 p.m. Eastern time on the record date. The information statement will include the final ratio of shares of Mykrolis common stock to be distributed for each share of Millipore common stock, as well as information as to how to calculate the per share cost basis of such shares.

ABOUT MYKROLIS

Mykrolis, based in Bedford, Massachusetts, is a global supplier of advanced process solutions for gas and liquid filters and delivery systems for the semiconductor, flat panel, fiber optic and optical disc industries. Information about Mykrolis is available at www.mykrolis.com.

ABOUT MILLIPORE

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

FORWARD LOOKING STATEMENT DISCLAIMER

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words "anticipate", "believe", "estimate", "expect", "may", "will", "should" or the negative thereof and similar expressions as they relate to Mykrolis or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis' future operating results include, without limitation, those risks described under the heading "Risk Factors" in the Mykrolis Corporation Form S-1 Registration
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Statement, dated August 9, 2001 and under Item 2, Management's Discussion and
Analysis of Results of Operations and Financial Condition of the Mykrolis Corporation Form 10-Q report for the quarter ended September 30, 2001.

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Contact:  Mykrolis Corporation         Ogilvy Public Relations Worldwide
          Barbara Russo                Sergio Prosperino (Investors)
          Corporate Communications     (212) 884-4069
          (781) 533-2980               Sergio.Prosperino@ogilvypr.com
          Barbara_Russo@mykrolis.com